Exhibit 10.7

Rimini Street, Inc.

7251 West Lake Mead Blvd.

Suite 300

Las Vegas, Nevada 89128

(702) 839-9671

December 9, 2007

Brian J. Slepko

Dear Brian:

It is with great pleasure that Rimini Street, Inc. presents to you this Offer of Employment to join the Rimini Street, Inc. team with the position of Senior Vice President, Global Operations. This Offer of Employment is made conditioned upon your acceptance and execution of the Rimini Street, Inc. Employee Intellectual Property and Confidentiality Agreement, a standard background check, and any other terms and conditions of employment described herein.

Please be aware that this offer must be accepted by December 11, 2007 at 11:00 PM Pacific Time, and is not meant to be construed as an employment contract. Your employment with Rimini Street, Inc. will be “at will,” meaning that either you or Rimini Street, Inc. can terminate your employment at any time, for any reason or no reason. Please review the position details below, including the current compensation plan. As you would expect, Rimini Street reserves the right to adjust and change job profiles, compensation plans, and employee roles as it deems necessary.

If everything is in order, and you would like to accept this Offer of Employment, please (1) fax this letter to me along with your signature accepting the position, and (2) fax to me the signed Employee Intellectual Property and Confidentiality Agreement. Upon acknowledgement of your acceptance, we will contact you to arrange for delivery of payroll and benefit information and other items as appropriate for your new position with Rimini Street.

POSITION DETAILS:

Title:	Senior Vice President, Global Operations
Reports to:	Seth A. Ravin, CEO & President
Home Location:	RSI Office Pleasanton, CA
Job Duties:	Worldwide operations duties
Start Date:	December 28, 2007
Base Salary:	$100,000.00 USD (paid monthly) through March 31, 2008, then $125,000 USD (paid monthly) thereafter Through June 30, 2008, and then $150,000 USD (paid monthly) thereafter
Target Annual Bonus:	$100,000.00 USD (paid quarterly; earned beginning with the quarter starting January 2, 2008; paid approx. 90 days after each calendar quarter completed); If less than 50% of goals achieved, bonus is zero dollars for the segment that quarter. If achievement is over 100$ for a segment, bonus is not capped.
Benefits:	Employee Benefits Package, including fully paid premiums for: employee only health care, basic life, short-term disability insurance, and long-term disability insurance, Flexible Spending Account and 401K. match
Equity:	150,000 Common Stock shares, vesting evenly on the annual employment anniversary over a three (3) Year period from first date of continuous employment. Options will be issued according to Employee Stock Option Plan Agreement. You will need to execute and agree to in order to participate in the program. Stock shares will accelerate and vest immediately if both of the following events happen within a 90 day period: (a) more than 51% of total outstanding shares change hands in a single transaction and (b) your employment is terminated as a direct or indirect result of the 51% or more share transfer. In accordance with the Stockholders Agreement, all Common Stock shareholders shall have “tag along”, “drag along”, “proportioned first rights of refusal” and other rights and obligations for all sharesholders of Rimini Street, Inc. Common Stock.

For acceptance, please return a signed copy of this Offer Letter by fax to the following number: (702) 973-7491.

I look forward to working with you to redefine enterprise software support at Rimini Street, Inc.

Regards,

Seth A. Ravin

President & CEO

I, Brian Slepko, hereby accept this Offer of Employment: /s/ Brian Slepko

Date of Acceptance: December 11, 2007

Rimini Street, Inc. 7251 West Lake Mead Blvd., Suite 300 Las Vegas, Nevada 89128 Phone +1 702.839.9671 Fax +1 925.397.3193 E-mail: HR@riministreet.com

May 14, 2013

Brian Slepko

Re: Updated terms of employment with Rimini Street, Inc.

Dear Brian:

As you know, Rimini Street, Inc. (“Rimini Street” or the “Company”) has been growing at a fast pace year-over-year, and the Company and its international affiliates now employ hundreds of talented, hardworking colleagues around the world. Rimini Street is committed to providing all our colleagues with a challenging and exciting career and work environment with industry-leading compensation and benefits.

As we continue to grow and evolve, it is important that we update our employment records and make sure that your employment documents are kept current with changes that are made to employment terms and conditions. Accordingly, we ask that you please carefully review the most current terms of employment details provided below and sign this document for your updated employee file. These updated terms of employment shall have no effect on your existing obligations pursuant to our current Employee Intellectual Property and Confidentiality Agreement, the Rimini Street Acceptable Use Policy, the Rimini Street Employee Handbook and applicable state addendum, any other existing terms and conditions of your employment not addressed herein, nor any other terms and conditions required by law.

Also, please note that these updated terms of employment do not constitute an employment contract. Your employment with Rimini Street remains “at will,” meaning that either you or the Company can terminate your employment at any time, for any reason or no reason. As you would expect, Rimini Street reserves the right to adjust and change job profiles, compensation plans, employee roles, and other terms and conditions as it deems necessary.

EXEMPT POSITION DETAIL:

Title:	SVP, Global Operations	FLSA:	Exempt (FLSA-Classification)
Reports to:	Seth Ravin	Category:	Full-time, Regular
Location:	Pleasanton	Employed Since:	1/23/2008
	(If home office: internet, telephone costs and charges, and reasonable office supply expenses are reimbursable.)	Benefits:	Regular employees working at least 30 hours per week are eligible for benefits, as described in the Employee Handbook and applicable benefit plan documents.
Job Duties:	(As previously provided to you or as directed by your manager)
Base Salary:
$199999.92 USD annualized ($16666.66 per month, paid semi-monthly)
Target Quarterly Performance Bonus:
$28125, subject to the Company Bonus Program terms and conditions described in Exhibit A.
Target Annual Retention Bonus:
$37500, subject to the Company Bonus Program terms and conditions described in Exhibit A.
Equity:	(Common Stock Options, if any, as previously expressly granted to you in writing)

To confirm your receipt and review of these updated terms of employment, we ask that you please e-sign below utilizing the electronic signature method provided. Alternatively, you can sign and return an electronic copy via e-mail.

Thank you for your time and attention to this matter, and for your continued contributions as a member of the Rimini Street team. We look forward to continuing our work together to redefine enterprise software support.

Regards,

Seth A. Ravin

CEO

Rimini Street, Inc.

I, Brian Slepko, hereby accept these updated terms of employment:

/s/ Brian J. Slepko	June 9, 2013
Signature	Date

EXHIBIT A

Company Bonus Program

To reward employees for achievement of specific company goals, and for the employee’s own individual contributions to company success, Rimini Street, Inc. (hereinafter referred to as the “Company”) offers a competitive bonus program to eligible employees (the “Company Bonus Program”).

The Company Bonus Program may include a Quarterly Performance Bonus and/or an Annual Retention Bonus, as provided in the employee’s employment offer letter. The Company offers these bonus programs in its discretion, and reserves the right to modify or revoke the bonus programs at any time.

Quarterly Performance Bonus:

The Quarterly Performance Bonus is calculated by multiplying the employee’s Quarterly Target Performance Bonus (dollar amount) by the Quarterly Company Performance Factor and the Quarterly Personal Performance Factor.

The Quarterly Company Performance Factor is determined based on the Company’s achievement of quarterly targets for client invoicing (80%) and expenses (20%), and may be modified upward or downward based on achievement of client satisfaction targets.

The Quarterly Personal Performance Factor is a percentage determined at the discretion of the employee’s manager (and approved or modified by senior management) based on the employee’s achievement of individual goals and objectives, and overall contribution to the Company’s success.

The Quarterly Performance Bonus shall be paid on according to the following schedule: Q1 Quarterly Bonus (covering the period January 1 through March 31) shall be paid on or before June 30; Q2 Quarterly Bonus (covering the period April 1 through June 30) shall be paid on or before September 30; Q3 Quarterly Bonus (covering the period July 1 through September 30) shall be paid on or before December 31; and Q4 Quarterly Bonus (covering the period October 1 through December 31) shall be paid on or before March 15 of the following year.

Effective January 1, 2013, for those employees eligible to receive a Quarterly Performance Bonus, eligibility begins on the employee’s start of employment and is pro-rated in the employee’s first calendar quarter. Thereafter, to be eligible for the Quarterly Performance Bonus in a given calendar quarter, the employee must be employed through the last day of the calendar quarter in question. The Quarterly Performance Bonus shall be pro-rated to account for any extended absence (meaning more than 5 contiguous days, excluding approved PTO) during the applicable bonus period, pro-rated based on a 365-day year. The employee shall not be eligible for any Quarterly Performance Bonus for any quarter in which one or more of the following conditions exists: (a) employee’s employment ends before the completion of a given calendar quarter; (b) the Quarterly Company Performance Factor is less than 50%; (c) the employee was not in good standing, including, but not limited to, subject to a Performance Improvement Plan; or (d) the employee’s Quarterly Personal Performance Factor is less than 70%.

Annual Retention Bonus:

The Company provides eligible employees with Annual Retention Bonus to reward loyalty, performance and added value to Rimini Street through continued employment.

The Annual Retention Bonus is determined by multiplying the employee’s Target Annual Retention Bonus (dollar amount) by the Annual Company Performance Factor and the average of the Quarterly Personal

Performance Factor used for the Quarterly Performance Bonus payments made to employee from January 1 through December 31 of the prior calendar year.

The Annual Company Performance Factor is determined based on the Company’s achievement of annual targets for client invoicing (80%) and expenses (20%), and may be modified upward or downward based on achievement of client satisfaction targets averaged for the entire year.

The Annual Retention Bonus shall be paid on or before March 15 of the following year.

Effective January 1, 2013, for those employees eligible to receive an Annual Retention Bonus, eligibility begins on the employee’s start of employment and is pro-rated for the employee’s first calendar year. Thereafter, to be eligible for the Annual Retention Bonus for a given calendar year, the employee must be employed through the last day of the calendar year in question. The Annual Retention Bonus shall be pro-rated to account for any extended absence (meaning more than 5 contiguous days, excluding approved PTO) during the applicable bonus period, pro-rated based on a 365-day year. The bonus shall also be pro-rated to exclude those days of the year in which the employee was not in good standing (including, without limitation, those days in which the employee was subject to a Performance Improvement Plan). The employee shall not be eligible for any Annual Retention Bonus for any calendar year in which one or more of the following conditions exists: (a) employee’s employment ends before the completion of a given calendar year; (b) the Annual Company Performance Factor is less than 50%; or (c) the employee’s average Quarterly Personal Performance Factor is less than 70% for the calendar year.

The bonus shall also be pro-rated to exclude those days of the year in which the employee was not in good standing (including without limitation those days in which the employee was subject to a Performance Improvement Plan).

Questions or concerns about this Company Bonus Policy should be discussed with Human Resources.